UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2011

NATIONAL TECHNICAL SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

California	0-16438	95-4134955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24007 Ventura Boulevard, Suite 200 Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 591-0776

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03     Material Modification to Rights of Security Holders..

As a result of the filing of Amendment No. 2 to Schedule 13D and the Joint Filing Agreement by and among  Jack Lin, Luis A. Hernandez, Sidney Meltzner and CAS Foundation, which is controlled by Sidney Meltzner, its trustee, and Jeff Kaplan (collectively, the “Shareholder Group”) on August 12, 2011, the Shareholder Group may have become an “Acquiring Person” (as defined in that certain Shareholder Rights Agreement, dated as of September 21, 2010 (the “Agreement”), between the Company and Computershare Trust Company, N.A. (the “Rights Agent”)).

Pursuant to the terms of the Agreement, the “Distribution Date” will occur ten (10) days following public disclosure indicating a person meets the requirements of the definition of an Acquiring Person unless the Board extends such period of time to make a determination of whether such person has indeed become an Acquiring Person.  The Board has extended such period of time under the Rights Agreement to make its determination as to whether the Shareholder Group has become an Acquiring Person.

The Board is reviewing all facts and circumstances relating to the Shareholder Group, including whether there may be any additional undisclosed members of the Shareholder Group, and is reviewing all options under the Rights Agreement so it can make a determination on this matter that represents and protects the best interests of shareholders.  The Board expects to make its determination as to whether the Shareholder Group is an Acquiring Person under the Rights Agreement as promptly as practicable.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
4.1
Shareholder Rights Agreement dated September 21, 2010 between National Technical Systems, Inc. and Computershare Trust Company, N.A., as Rights Agent. (filed as Exhibit 4.1 to the registrant’s Current Report on Form 8-K filed on September 22, 2010 and is incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 22, 2011	National Technical Systems, Inc.

	By:	/s/ William McGinnis
Name: William McGinnis
Title: Chief Executive Officer